EXHIBIT 10.23

Share Purchase Agreement

By and Among:

Sunair Services Corporation;

Net2Room.com Pte Ltd.; and

Percipia, Inc.

This SHARE PURCHASE AGREEMENT is entered into this 12th July 2007 by and among:

(1)

Name	Sunair Services Corporation (“Seller”)
Address and	595 South Federal Highway, Suite 500
Notice Details	Boca Raton, FL 33432
Facsimile No: (561) 955-7333
Attention: John J. Hayes, President and Chief Executive Officer

(2)

Name	Net2Room.com Pte. Ltd. or its designee (“Purchaser”)
Address and	1100 Business Center Circle, Suite 100
Notice Details	Newbury Park, CA 91320
Facsimile No.: (818) 575-2610
Attention: Dongsik Benjamin Park, Director

(3)

Name	Percipia, Inc. (“Company”)
Address and	858 Morrison Road
Notice Details	Gahanna, OH 43230
Facsimile No: (614) 856-1139
Attention: Kesavan Haridas, President
RECITALS
A.	Seller is the registered holder and beneficial owner of the Sale Shares (as the term is hereinafter defined).

B.	Seller has advanced the Sunair Loan (as the term is hereinafter defined) to the Company.

C.	The Sale Shares comprise all of the issued shares in the Company.

D.	Seller has agreed to sell the Sale Shares to Purchaser and Purchaser shall cause the Company immediately following the Closing to make full payment and satisfaction of the Sunair Loan upon the terms and conditions set forth in this Agreement.

AGREED TERMS
1.	DEFINITIONS AND INTERPRETATION
     1.1 In this Agreement where the context so admits the following words and expressions shall have the following meanings:

“Act”	the Florida Business Corporation Act;

“Affiliates”	in relation to any Party:

(a)	a Related Party in which the Party beneficially owns not less than 50% of the Shares;

(b)	a Related Party or entity or person in which the Party is beneficially owned by not less than 50% by the Related Party or entity;

(c)	a company, entity or person, wherein the Party controls the composition of the board of directors of the company, entity, or person either beneficially or by agreement, or

(d)	a company, entity or person that controls the board of directors of the Party either beneficially or by agreement.

Notwithstanding the foregoing, the definition of Affiliate shall not include Coconut Palm Capital Investors II, Ltd. and its Affiliates.

“Agreement”	this Share Purchase Agreement;

“Applicable Law”
any statute, law, regulation, ordinance, rule, judgment, order, decree, governmental approval, concession, grant, franchise, license, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority;

“Articles of Incorporation”	the Articles of Incorporation or other charter document of the Group Company;

“Auditor”	John Gerlach & Company LLP or an independent accounting firm of recognized national or regional standing mutually selected by Seller and the Purchaser;

“Business”
the research, development, marketing, distribution, sales and service of telecommunications software and systems principally for hotels and industries with comparable telecommunications characteristics and such other business conducted by any Group Company as of the Closing;

“Business Day”	a day that is not a Saturday or a Sunday, public holiday or bank holiday in Singapore or the State of Florida, USA;

“Closing”	Closing of the Share Sale and payment of the Consideration pursuant to the terms of this Agreement;

“Closing Conditions”	the conditions specified in Section 4.1;

“Closing Date”	31st July 2007, or the date on which all the Closing Conditions are satisfied or waived or such later date as the Parties may agree, in any case not later than 15th August 2007;

“Closing Date Debt”
the amount of the aggregate debt for borrowed money (excluding current liabilities, such as liabilities associated with personal property leases) of the Group outstanding as of 31st July 2007, excluding the Sunair Loan;

“Code”	the Internal Revenue Code of 1986, as amended;

“Company Intellectual Property”
any and all Intellectual Property Rights owned by any of the Group Companies or which any of the Group Companies has the right to use pursuant to any written license, sublicense, agreement or permission, that have been used by any of the Group Companies in any Company Products or are used by any of the Group Companies or useful in, related to, or arise out of the operation or conduct of the Business;

“Company Products”	the products and service offerings of any Group Company described in Schedule 7.7.1;

“Company Financial Statements”	the meaning ascribed to it under Clause 3.1 of Schedule 7;

“Consideration”	the total consideration for the Share Sale as set out in Section 3;

“Copyrights”	all copyrights, published or unpublished, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world;

“Designs”	all industrial designs and any registrations and applications therefor throughout the world;

“Encumbrance”
any form of legal, equitable or security interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, hypothecation, options, rights of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) and any other encumbrance or condition whatsoever or any other arrangements having similar effect;

“GAAP”	generally accepted accounting principles in the United States, consistently applied in accordance with the Company’s historical practice;

“Government Authority”	(a)	a government, government department or any political subdivision of government; or

	(b)	a governmental or semi-government entity exercising executive, legislative, judicial, regulatory or administrative functions or authority of or pertaining to government.

“Group”	the Company and PNI;

“Group Company”	the Company or PNI;

“Intellectual Property Rights”	any and all of the following and any and all rights in, arising out of, or associated therewith:

(a)	Patents;

(b)	Trade Secrets;

(c)	Copyrights;

(d)	Designs;

(e)	Trademarks;

(f)	Software;

(g)
moral rights, publicity rights, mask works and any other proprietary, intellectual or industrial proprietary rights of any kind or nature that do not compromise or are not protected by the Patents, Trade Secrets, Copyrights or Trademarks; and

(h)	any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world;

“Key Employees”	the employees of the Group Companies whose names are listed in Schedule 4.1.2;

“Knowledge”
with respect to any matter in question, the collective actual knowledge of such matter of, John J. Hayes, Chief Executive Officer of Seller, Edward Carriero, Chief Financial Officer of Seller, Kesavan Haridas, Chief Executive Officer of the Company, Veera Murugappan, Treasurer, Secretary and Controller of the Company, and Christopher Farrar, President of PNI. Each such person shall also be deemed to have actual knowledge of all books and records of the Group, and of matters as such persons could be expected to discover or otherwise become aware in the course of inquiring with each other and existing management of Seller or any Group Company concerning the existence of such matter wherever “Knowledge” is specifically referred to in the Warranties;

“Lien”
any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, or adverse claim or right of any kind or character;

“Losses”
any and all claims, allegations, losses, costs, expenses, liabilities, judgments, expenses, fines, awards, penalties, sanctions or other damages (including any settlement costs, reasonable attorneys’ fees and costs of investigation and preparation, and interest on any cash disbursements);

“Management Service Agreement”	the management service agreements entered into by the Key Employees in accordance with Section 4.1.2;

“Material Adverse Effect”
any event, change in, or effect that is materially adverse to the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Group Companies, other than any change or effect arising out of or resulting from (a) economic factors generally affecting the industries or markets in which the Group Companies operate, which conditions do not affect the Group Companies in a disproportionate manner; or (b) the direct effect of the public announcement or pendency of the transactions contemplated hereby; provided, however, that with respect to clause (b) of this sentence, Seller or the Company shall bear the burden of proof in any proceeding with regard to establishing that any event, change or effect is attributable to or results from the direct effect of the public announcement or pendency of the transactions contemplated hereby;

“Party”	a Party to this Agreement, and together “Parties”;

“Patents”
all United States and foreign issued patents and utility models and applications herefore and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, and continuations thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures;

“PNI”	Percipia Networks, Inc., a wholly-owned subsidiary of the Company;

“Related Party”	in relation to each Party, means the following:

(a)	its holding company, its subsidiary, or a subsidiary of the holding company of that Party; and

(b)
any company in the equity share capital of which it is directly or indirectly interested so as to exercise or control the exercise of fifty percent (50%) or more of the voting power at general meetings, or to control the composition of a majority of the board of directors and any other company which is a subsidiary of any such company.

Notwithstanding the foregoing, the definition of Related Party shall not include Coconut Palm Capital Investors II, Ltd., and its Affiliates;

“Sale Shares”	100% of the issued and paid up shares in the Company, being 1,000 Shares of common stock as of Closing;

“Shares”	the shares of common stock in the capital of the Company defined in, and having the rights set out in, the Articles of Incorporation;

“Share Sale”	the sale and purchase of the entire legal and beneficial interest in the Sale Shares in accordance with this Agreement;

“Stock Option Plan”	the Percipia 2001 Stock Option Plan;

“Software”
any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise;

“Sunair Loan”	an amount equal to Two Million Nine Hundred Sixty Nine Thousand Eight Hundred Thirty Six Dollars (US$2,969,836), being the total moneys advanced by Sunair to the Company as at the Closing Date;

“Tax”
(a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto;

(b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and

(c) any liability for the payment of amounts described in (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person;

“Tax Return”
any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing;

“Third Party Claim”	any claim or allegation of Losses by any person that is not a Party or an Affiliate of a Party;

“Trademarks”
all rights in World Wide Web addresses and domain names and applications and registrations therefor; all trade names, logos, symbols, registered and common law trademarks and service marks, intent-to-use applications, and other applications and registrations therefor and all goodwill associated therewith throughout the world;

“Trade Secrets”
all data bases, source codes, methodologies, manuals, artwork, advertising manuals, trade secrets and all financial, accounting marketing and technical information, customer and supplier lists, know-how, technology, operating procedures and other information, confidential or proprietary information, used by or relating to any Group Company and its transactions and affairs;

“Transaction Documents”	this Agreement any other agreement or document to which the Seller, any Group Company and/or Purchaser are or will be a party, as contemplated by this Agreement.

“US$” or “$”	United States dollars, the lawful currency of the United States of America;

“Wachovia”	Wachovia Bank, National Association;

“Wachovia Credit”
the credit arrangement extended to Seller under the Credit Agreement, Pledge Agreement and Security Agreement all dated 7 June 2005, as amended, and executed among Seller, the subsidiaries-guarantors and lenders named therein and Wachovia Bank, National Association;

“Warranties”
the representations, warranties and undertakings contained or referred to in this Agreement and the Schedules and Exhibits attached hereto, and as more specifically set forth in Section 7 and Schedule 7;

“Working Capital”
the current assets of the Company (excluding Tax benefits, if any) reduced by the current liabilities of the Company (excluding Tax liabilities) as of 31st July 2007, in each case determined in accordance with GAAP; provided,

(a)	that any items included in the Closing Date Debt shall not be included in Working Capital;

(b)
accounts receivables in dispute or outstanding for greater than 180 days as of 31st July 2007shall not be included in Working Capital (unless actually received as of the date the Actual Working Capital is finally determined pursuant to Section 3.3); and

(c)
inventory in the pre-determined amount of Sixty Thousand Dollars (US$60,000) that has not been sold or used for greater than 180 days prior to 31st July 2007, unless such Inventory has been otherwise accepted by Purchaser in writing as valid inventory, shall have been appropriately reflected in the Working Capital of the Company as obsolete, and such inventory shall have been at cost for this purpose (unless actually sold or used as of the Actual Working Capital Statement is finally determined pursuant to Section 3.3).

     1.2 Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.
     1.3 Except as otherwise expressly provided in this Agreement, references in this Agreement to Sections are to sections in this Agreement and references to Clauses are to clauses of the Schedules and Exhibits. The Schedules and Exhibits to this Agreement shall be deemed to form part of this Agreement.
     1.4 Unless the context clearly indicates otherwise, (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms “hereof,” “herein,” “hereby,” and derivate or similar words refer to this Agreement as a whole and not to any particular section, (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (e) references to “person” include any individual, corporation, limited or general partnership, association, proprietorship, limited liability company, joint venture, trust, other business organization or Government Authority. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
2.	SHARE SALE AND REPAYMENT OF SUNAIR LOAN
     2.1 At Closing, the Seller shall sell to Purchaser the entire legal and beneficial interest in the Sale Shares (a) free from all Encumbrances and (b) together with all rights attaching to them, including all rights to any dividend or other distribution declared, made or paid after the Closing Date.
     2.2 Immediately following the Closing on the Closing Date, Purchaser shall cause the Company to pay in full in cash to Seller the remaining balance, if any, under the Sunair Loan in accordance with the payment schedule set forth in Section 5.3.1 and Section 5.3.2 below. If the

Company does not have sufficient cash available to make such payment, Purchaser shall contribute to or loan to the Company an amount in cash sufficient to make such payment immediately following the Closing.
     2.3 Seller waives any restrictions on transfer which may exist in relation to the Sale Shares, whether under the Articles of Incorporation or By-Laws of the Company or otherwise.
3.	CONSIDERATION
     3.1 Consideration. The aggregate maximum consideration (the “Consideration”) to be paid by Purchaser for the Sale Shares shall be, subject to Sections 3.2, 3.3 and 3.4 hereof, Three Million Seven Hundred Thousand Dollars (US$3,700,000), (i) minus the Closing Date Debt; (ii) as applicable, plus that amount by which Working Capital is greater than zero as of 31st July 2007 or minus that amount by which Working Capital is less than zero as of 31st July 2007; and (iii) minus the balance of the Sunair Loan to be repaid by the Company pursuant to Section 2.2 hereof. The Consideration shall be subject to a holdback in the amount of Seven Hundred Fifty Thousand Dollars (US$750,000) to be placed in an escrow account as set forth in Section 8.8 hereof. The Consideration shall be paid by Purchaser as follows:
          3.1.1 A deposit of One Million Two Hundred Thousand Dollars (US$1,200,000) (the “Deposit”) shall be paid by wire transfer of immediately available funds to Akerman Senterfitt, counsel for Seller, upon execution of this Agreement, to be held in an interest-bearing trust account on behalf of the Parties until the Closing, at which time it shall be applied toward the Consideration and paid in accordance with Section 5.3.1 below. The Deposit shall be non-refundable to the Purchaser; provided, however, if the Closing does not occur on or before 15th August 2007 for any reason other than the breach by Purchaser of its payment obligations under Section 5.3, the Deposit, plus any accrued interest, shall be refunded to Purchaser.
          3.1.2 The balance of the Consideration shall be paid in accordance with Section Section 5.3.3 below.
     3.2 Closing Date Working Capital.
          3.2.1 Attached hereto as Schedule 3.2 is a statement prepared by the Company and agreed to by the Purchaser estimating as of 31 May 2007 (as if the Closing had occurred as of the end of business on such date) the items set forth in (i) — (ii) of Section 3.1 above (the “Preliminary Statement”).
          3.2.2 At least three (3) Business Days prior to Closing Date, the Company shall deliver (a) an estimated balance sheet as of Closing Date and (b) a calculation of the estimated Working Capital of the Company as of the Closing Date reflected in a statement in substantially the form, and applying the accounting methodology set forth in the Preliminary Statement, as set forth on Schedule 3.2. (the “Estimated Closing Date Working Capital Statement”).
          3.2.3 Within 120 days following the Closing Date, Purchaser shall deliver to Seller a calculation of the actual Working Capital of the Company as of the Closing Date (the “Actual Closing Date Working Capital Statement”) which shall be reflected in a certificate substantially in the form, and applying the accounting methodology set forth in the Preliminary Statement, as set forth on Schedule 3.2.
     3.3 Upon delivery of the Actual Closing Date Working Capital Statement, Purchaser will provide Seller and its accountants and other advisors access to the books and records and employees of the Company (including any work papers used to prepare the Actual Closing Date Working Capital Statement) to the extent reasonably related to the Seller’s evaluation of the Actual Closing Date Working Capital Statement or the resolution of any dispute with respect thereto. If the Seller disagrees with the calculation of the Actual Closing Date Working Capital Statement, it shall notify Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Actual Closing Date Working Capital Statement. In the event that the Seller does not provide such a notice of disagreement within such thirty (30) day period, the Seller shall be deemed to have accepted the Actual Closing Date Working Capital Statement, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Seller and the Purchaser shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Actual Closing Date Working Capital Statement. If, at the end of such period, they are unable to resolve such disagreements, then the Auditor shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within thirty (30) days of the date on which such dispute is referred to the Auditor, whether the Actual Closing Date Working Capital Statement was prepared in accordance with the Agreement and whether and to what extent, if any, the Actual Closing Date Working Capital Statement requires adjustment. The determination of the Auditor shall be final, conclusive and binding on the Parties. In the event that the Auditor’s determination of the Actual Closing Date Working Capital Statement is higher by more than seven percent (7%) from the Actual Closing Date Working Capital Statement originally submitted by the Purchaser, then Purchaser shall pay all costs and expenses of the Auditor. Otherwise, Seller shall pay all costs and expenses of the Auditor.
     3.4 Adjustments. Subject to this Section 3, the Consideration shall be adjusted to reflect any difference between the Actual Closing Date Working Capital Statement and the Estimated Closing Date Working Capital Statement. Upon final determination of Actual Closing Date Working Capital as provided in Section 3.3 above, (A) if Actual Closing Date Working Capital Statement is greater than the Estimated Closing Date Working Capital Statement, the Consideration shall be increased by the amount that the Actual Closing Date Working Capital Statement exceeds the Estimated Closing Date Working Capital Statement and Purchaser shall promptly, but no later than fifteen (15) Business Days after such final determination, pay to Seller the amount of such difference, together with interest thereon, from the Closing Date to the date of payment thereof, as set forth in Section 8.6 below, and (B) if Actual Closing Date Working Capital Statement is less than Estimated Closing Date Working Capital Statement, the Consideration shall be decreased by the amount that the Estimated Closing Date Working Capital Statement exceeds the Actual Closing Date Working Capital Statement and Seller shall promptly, but no later than fifteen (15) Business Days after such final determination, pay to Purchaser the amount of such difference, together with interest thereon, from the Closing Date to the date of payment thereof as set forth in Section 8.6 below.

4.	CONDITIONS TO CLOSING
     4.1 The obligations of Purchaser under this Agreement are subject to the satisfaction, at or before Closing, of all of the following conditions precedent, unless waived in writing by Purchaser:
          4.1.1 the Warranties of Seller and the Group contained in this Agreement or in any statement, Exhibit, Schedule, certificate or document delivered by Seller or a Group Company under this Agreement shall be true, correct and complete on and as of the date when made and at all times prior to the Closing, shall be deemed to be made again at the Closing, and shall then be true, correct and complete as of the Closing;
          4.1.2 each of the Key Employees shall have entered into a Management Service Agreement with the Company prior to the Closing Date on terms mutually agreed by Purchaser and Seller;
          4.1.3 a release of all obligations of the Group Companies related to the Wachovia Credit and covenant by Seller to file the pertinent UCC statements within five (5) Business Days of the Closing;
          4.1.4 the Company shall have adopted resolutions to:
               (a) approve the Share Sale;
               (b) effect the termination of the Stock Option Plan; and
               (c) ratify the reduction of the Company’s issued share capital from 167,218 shares of common stock to 1,000 shares of common stock.
          4.1.5 Seller shall have adopted such board resolutions, shareholders’ resolutions or approvals of Seller as are necessary to approve this Agreement and the Transaction Documents;
          4.1.6 Seller and the Group shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them before the Closing;
          4.1.7 the Company shall have obtained the required consents under Schedule 7.8.1 hereof;
          4.1.8 there shall not have been a Material Adverse Effect;
          4.1.9 Seller shall have delivered to Purchaser the certificate representing the Sale Shares free and clear of all Encumbrances accompanied by a stock power duly executed in blank;
          4.1.10 No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision alleging infringement or other violation by, challenging the validity, enforceability or the Group Company’s rights to use and exploit any Company Intellectual Property currently embodied or proposed to be embodied in the Company Products or utilized in any Group Company-designed or modified development tools or design environments shall be in effect.
          4.1.11 The Company and PNI shall have provided Purchaser with a certificate executed on behalf of the Company and PNI by each respective party’s Chief Executive Officer and Chief Financial Officer or Controller to the effect that, as of the Closing Date, all conditions set forth in this Section 4.1 have been satisfied;
          4.1.12 Seller shall have provided Purchaser with a certificate executed on behalf of the Seller by Seller’s Chief Executive Officer and Treasurer to the effect that, as of the Closing Date, all conditions set forth in this Section 4.1 have been satisfied;
          4.1.13 The Company and PNI shall have provided Purchaser duly executed resignations and release of each of the officers and directors of each company; and
          4.1.14 Counsel of the Company shall have executed and delivered to Purchaser an opinion as to (a) the validity of the reduction of the Company’s issued share capital, and (b) the validity and enforceability of the Agreement and the Transaction Documents in the form attached hereto as Exhibit A.
     4.2 The obligations of Seller under this Agreement are subject to the satisfaction, at or before Closing, of all of the following conditions precedent, unless waived in writing by Seller:
          4.2.1 the Warranties of Purchaser contained in this Agreement or in any statement, Exhibit, Schedule, certificate or document delivered by Purchaser under this Agreement shall be true, correct and complete on and as of the date when made and at all times prior to the Closing, shall be deemed to be made again at the Closing, and shall then be true, correct and complete as of the Closing;
          4.2.2 Purchaser adopting resolutions to authorize the transactions contemplated by this Agreement; and
          4.2.3 Purchaser shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser before the Closing.
5.	CLOSING
     5.1 Subject to the provisions of Section 4, Closing shall take place on the Closing Date at a venue to be agreed between the Parties when all of the events described in this Section 5 shall occur.
     5.2 At Closing, Seller and the Group shall deliver to the Purchaser:
          5.2.1 the duly executed transfer of all of the Sale Shares in favor of the Purchaser together with the original share certificate in relation to the Sale Shares;

          5.2.2 written confirmation that to Seller’s and the Group’s Knowledge there is no matter or thing which is a breach of any of the Warranties or which might otherwise constitute a Material Adverse Effect for purposes of Section 4.1.9;
          5.2.3 letters of resignation and release of the Directors and officers of the Company and PNI to take effect from Closing;
          5.2.4 such board resolutions, shareholders’ resolutions or approvals of the Company as are necessary to:
               (a) approve the Share Sale;
               (b) effect the termination of the Stock Option Plan;
               (c) ratify the reduction of the Company’s issued share capital from 167,218 shares of common stock to 1,000 shares of common stock; and
               (d) approve this Agreement and the Transaction Documents.
          5.2.5 the release of all obligations of the Group Companies related to the Wachovia Credit and, within five (5) Business Days from the Closing Date, the UCC statements filed in relation to said release;
          5.2.6 the Management Service Agreement of each of the Key Employees;
          5.2.7 the opinion of the Seller’s and Company’s legal counsel;
          5.2.8 the required consents under Schedule 7.8.1 hereof;
          5.2.9 such board resolutions or approvals of Seller as are necessary to approve this Agreement and the Transaction Documents; and
          5.2.10 the pay-off letter evidencing full and final satisfaction of the Sunair Loan.
     5.3 On the Closing Date, Purchaser shall pay the Consideration as follows:
          5.3.1 authorize Akerman Senterfitt to release (i) Seven Hundred Fifty Thousand Dollars (US$750,000) of the Deposit to fund an Escrow Account (as defined in Section 8.8 hereof) and (ii) Four Hundred Fifty Thousand Dollars (US$450,000) of the Deposit, plus any interest accrued thereon, to pay to Seller, to a bank account designated by Seller, which payment shall be deemed to be in partial satisfaction of the Company’s obligations under the Sunair Loan;
          5.3.2 cause the Company to repay the remaining balance of the Sunair Loan to Seller by wire transfer to a bank account designated by Seller, which payment shall be deemed to be in full satisfaction of the Company’s obligations under the Sunair Loan;

          5.3.3 pay to Wachovia, on behalf of Seller, by wire transfer of immediately available funds, to a bank account designated by Wachovia, an amount equal to the Consideration (net of the Sunair Loan) minus the amount paid in Section 5.3.1(i);
          5.3.4 execute the transfer of the Sale Shares;
          5.3.5 do such things or acts as may be reasonably required to facilitate transfer of the Sale Shares to Purchaser’s name; and
          5.3.6 deliver such board resolutions or approvals as are necessary to approve this Agreement and the Transaction Documents.
     5.4 Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Parties hereunder may be terminated on or prior to Closing as follows:
          5.4.1 By the Company and the Seller (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final, unappealable judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving any of the Parties hereto that was not entered at the request or with the support of the Company or the Seller and if the Company and the Seller shall have used reasonable efforts to prevent the entry of such order; (ii) in the event Purchaser breaches a representation or warranty of Purchaser contained in this Agreement which has not been cured and is not capable of being cured prior to the earlier of (A) the expiration of thirty (30) days after notice of such breach is given by the Company or the Seller to Purchaser and (B) 15th August 2007 (the “Termination Date”); or (iii) if Purchaser fails to perform in any material respect any of its covenants contained in this Agreement required to be performed prior to the Closing and does not cure such failure prior to the earlier of (A) thirty (30) days after written notice of such failure is given in writing to Seller by the Company or the Seller and (B) the Termination Date.
          5.4.2 By Purchaser (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final, unappealable judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving any of the Parties hereto that was not entered at the request or with the support of Purchaser and if Purchaser shall have used reasonable efforts to prevent the entry of such order; or (ii) in the event, in the reasonable judgment of Purchaser, the Company or the Seller breaches a representation or warranty of the Company or the Seller, respectively, contained in this Agreement which has not been cured and is not capable of being cured prior to the earlier of (A) expiration of thirty (30) days after written notice of such breach is given by Purchaser to the Company or the Seller and (B) the Termination Date; (iii) if the Company or the Seller fails to perform in any material respect any of their respective covenants contained in this Agreement required to be performed by the Company or the Seller prior to the Closing and the Company or the Seller, as the case may be, does not cure such failure prior to the earlier of (A) thirty (30) days after written notice of such failure is given in writing to the Company or the Seller by Purchaser, and (B) the Termination Date; or (iv) pursuant to Section 9.4.
          5.4.3 Purchaser, the Company and Seller may terminate this Agreement by mutual consent in writing.

     5.5 In the event of termination pursuant to Section 5.4, this Agreement shall cease to be of any effect except Sections 10, 11 and 13 which shall remain in force, and save in respect of claims arising out of any antecedent breach of this Agreement.
6.	RESTRICTIONS ON THE SELLER
     6.1 Neither Seller nor any of its Affiliates shall in any Relevant Capacity during the Restricted Period:
          6.1.1 engage, be employed or be interested directly or indirectly through any Affiliate in any business which competes with the Business (other than as a holder of not more than 1% of the issued shares or debentures of any company listed on any stock exchange);
          6.1.2 carry on for its own account either alone or in partnership or be concerned as a director in any company engaged or about to be engaged in any business which competes with the Business;
          6.1.3 assist with technical or professional advice any person, firm or company engaged or about to be engaged in any business which competes with the Business;
          6.1.4 solicit, in competition with the Business, any person, firm or company, who was a customer of the Group; or
          6.1.5 employ, solicit for employment, recommend for employment, any person employed by any of the Group Companies or influence any person to terminate his or her relationship with any of the Group Companies.
     Notwithstanding the foregoing, nothing herein shall be deemed to prohibit Telecom FM Ltd. from engaging in the business of design and sales of least cost routing products and services in the area of Fixed/Mobile/VOIP integration at the edge of the network, primarily to mobile phone operators.
     6.2 The following terms shall have the following meanings respectively in this Section 6:
          6.2.1 “Relevant Capacity” means for its own account or for that of any person, firm or company (other than the Purchaser and/or any of the Group Companies) or in any other manner whether through the medium of any company controlled by it (for which purpose there shall be aggregated with its shareholding or ability to exercise control the shares held or control exercised by any person connected with the Seller) or as principal, partner, director, employee, consultant or agent; and
          6.2.2 “Restricted Period” means two (2) years commencing on the Closing Date; provided, however, that with respect to Telecom FM Ltd., the Restricted Period means the earlier of two (2) years from the Closing Date and the date Seller no longer owns more than 50% of the voting securities of Telecom FM Ltd.

     6.3 Each Party shall procure that all its Related Parties shall be bound by and observe the provisions of this Section 6 as if they were parties covenanting with the Purchaser on the same terms.
     6.4 If Seller or any Affiliate of Seller breaches, or threatens to commit a breach of, any of the provisions of Section 6 (the “Restrictive Covenants”), Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser at law or in equity:
          6.4.1 Seller agrees that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser. Accordingly, in addition to any other rights or remedies, Purchaser shall be entitled to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, and to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain such Seller or Affiliate from any violation thereof.
          6.4.2 The right and remedy to require the Seller to account for and pay over to Purchaser all compensation, profits, monies, accruals, increments or other benefits derived or received by the Seller as the result of any transactions constituting a breach of the Restrictive Covenants.
     6.5 While the restrictions contained in this Section 6 are considered by the Parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Purchaser but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.
7.	WARRANTIES
     7.1 The Group and Seller Warranties. The Group and Seller, jointly and severally, represents, warrants and undertakes to and with the Purchaser that each of the statements set out in Schedule 7 is now and will at Closing be true and accurate in all respects.
     7.2 The Group and Seller acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties.
     7.3 Each of the Warranties shall be separate and independent and save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Warranty or any other term of this Agreement.
     7.4 The Group and Seller shall procure that (save only as may be necessary to give effect to this Agreement) neither it nor any Group Company shall do, allow or procure any act or omission before Closing which would constitute a breach of any of the Warranties if they were given at Closing or which would make any of the Warranties inaccurate or misleading if they were so given.
     7.5 The Group and Seller agree to disclose promptly to the Purchaser in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to him after the date of this Agreement and before Closing which:
          7.5.1 constitutes a material breach of or is materially inconsistent with any of the Warranties; or
          7.5.2 has, or is likely to have, a Material Adverse Effect on the financial position or prospects of any Group Company.
     7.6 The Group and Seller shall give to the Purchaser both before and after Closing all such information and documentation relating to the Company and the Group Companies as the Purchaser shall reasonably request to enable it to satisfy itself as to the accuracy and due observance of the Warranties.
     7.7 Purchaser Warranties. The Purchaser represents, warrants and undertakes to and with the Company and Seller that each of the statements set out in Schedule 7A is now and will at Closing be true and accurate in all material respects.
8.	INDEMNIFICATION PROCEDURE
     8.1 Indemnification.
          8.1.1 The Seller agrees to indemnify and hold Purchaser and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns harmless from and against any Claims incurred or suffered by Purchaser arising out of or resulting from (i) any breach of a representation or warranty by Seller or a Group Company, or any nonfulfillment of any covenant or agreement by Seller or a Group Company of this Agreement, (ii) any liabilities for Taxes incurred by the Group on or prior to the Closing Date, including the Additional Tax Liabilities (as set forth in Section 8.8 below).
          8.1.2 The Purchaser agrees to indemnify and hold Seller and its respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns harmless from and against any Claims incurred or suffered by Seller arising out of or resulting from any breach of a representation or warranty by Purchaser, or any nonfulfillment of any covenant or agreement by Purchaser of this Agreement.
     8.2 Claim. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by a party hereto by written notice to the other.
     8.3 Third Party Claim. If any legal proceeding or Third Party Claim shall be instituted or asserted by a party entitled to indemnification hereunder (the “Indemnitee”), Indemnitee shall notify the party obligated to indemnify the Indemnitee (the “Indemnitor”) in writing of said Third Party Claim. The failure of the Indemnitee to give reasonably prompt notice thereof Claim shall not release, waive or otherwise affect Indemnitor’s obligations with respect thereto except to the extent that the Indemnitor is prejudiced as a result of such failure. Indemnitor shall have the right, at its expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim. If Indemnitee elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim, it shall do so at its own expense and shall within 30 days notify Indemnitor whether or not it shall do so. If Indemnitor elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim, Indemnitee may defend against, negotiate, settle or otherwise deal with such Third Party Claim, and Indemnitor shall promptly, and in any event within 20 days after demand therefor, reimburse the Indemnitee for the reasonable costs and expenses of such defense, including attorneys’ fees and other Losses incurred by Indemnitee in connection therewith. If Indemnitor shall assume the defense of any Third Party Claim, Indemnitee may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of Indemnitor if, (i) so requested by Indemnitor or (ii) in the reasonable mutual opinion of counsel to Indemnitee and Indemnitor, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim, and the Party assuming the defense of any Third Party Claim shall keep the other Party reasonably informed at all times of the progress and development of its defense of and compromise efforts with respect thereto shall furnish the other Party with copies of all relevant pleadings, correspondence and other documents. Notwithstanding anything herein to the contrary, neither Indemnitor nor Indemnitee shall, without the written consent of the other, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (i) the claimant and such Party provide to the other Party an unqualified release from all liability in respect of the Third Party Claim and (ii) the settlement, compromise, or judgment involves only the payment of money damages by the Indemnitor and does not impose an injunction or other equitable relief on the Indemnitee or impose any restrictions on the operation of the business of the Company, Purchaser or its Affiliates.
     8.4 Decision, Judgment or Settlement. After any final decision, judgment or award shall have been rendered by a Government Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitor and the Indemnitee shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnitee shall forward to Indemnitor notice of any Losses and other sums due and owing by the Indemnitor pursuant to this Agreement with respect to such matter.
     8.5 Limits on Liability:
          8.5.1 The liabilities of Seller or Purchaser under the Warranties shall cease twelve 12 months after Closing Date except: (i) all representations and warranties of Seller contained in Clause 4 of Schedule 7 (“Tax and Tax Returns”), Clause 7.8 of Schedule 7 (“Creation”), and Clause 13 of Schedule 7 (“Employee Benefit Plans”), (ii) those relating to or arising from the Wachovia Credit, and (iii) Seller’s obligation to indemnify the Purchaser for any Losses based upon or related to fraud, criminal wrongdoing, willful misconduct or knowing misrepresentation of Seller or any Group Company, shall survive until expiration of the applicable statute of limitations; and (iv) matters which have been the subject of a written claim against Losses with reasonable supporting evidence (where available to the Indemnitee) made before such date by the Indemnitee to the Indemnitor, which shall survive until final resolution of such claim.
          8.5.2 Seller shall not have any obligation to indemnify Purchaser unless the Losses are provided in writing with supporting evidence (where available to Purchaser) and the amount of liability of the Seller to the Purchaser in respect of any one Claim exceeds US$5,000 (the “Minimum Claim Amount”), in which event the Seller shall be liable for the full amount of the Claim, provided, however, there shall be no liability for any Claims until the aggregate of all Claims exceeds US$40,000 (the “Threshold”), after which time Purchaser may recover Claims from the first dollar, but, subject to Section 8.5.3, in no event including any Claims which are under the Minimum Claim Amount.
          8.5.3 The aggregate amount of the Seller’ liability for all Losses under this Agreement shall be limited to an amount equal to the Consideration; provided, however, notwithstanding the provisions of Section 8.5.2, any Losses arising from or relating to the (a) Capitalization-related Warranties (Clause 2 of Schedule 7 “Capital Structure”), (b) Tax-related Warranties (Clause 4 of Schedule 7 “Tax and Tax Returns”), (c) Employee-related Warranties (Clause 13 of Schedule 7 “Employee Benefit Plans”); (d) the Wachovia Credit, (e) the Closing Date Debt, or (f) fraud, criminal wrongdoing, willful misconduct or knowing misrepresentation of the Company or Seller shall be subject to indemnification in full, on a first-dollar basis, without regard to the Threshold or the Minimum Claim Amount.
          8.5.4 In determining whether a representation or warranty has been breached for purposes of indemnification under this Section 8, the word “material” and “Material Adverse Effect” (or variations thereof) shall be disregarded, and the phrase “resulting in Losses in excess of $5,000 individually or $40,000 in the aggregate” (or substantially similar variations thereof) shall, as a measure of materiality, also be disregarded.
     8.6 Interest. Any amount due and payable under Section 3.4 and this Section 8 shall accrue interest from and after the date due until paid in full at the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, in effect as of the date payment first became due, calculated based on a 365 day year and the actual number of days elapsed.
     8.7 Insurance. Any indemnified party may elect, but shall not be obligated, to recover under any insurance policies for any Losses. The Parties hereto agree that if such election is made by an indemnified party, any such indemnity payments made hereunder shall be reduced by the net amount any insurance payments actually received by Purchaser or the Company under any insurance policies.
     8.8 Holdback. Seven Hundred Fifty Thousand Dollars (US$750,000) of the Deposit (the “Holdback Funds”), shall be placed in an interest-bearing escrow account (the “Escrow Account”) with Wells Fargo Bank, N.A. or another financial institution acceptable to the Parties in accordance with the terms of an escrow agreement to be agreed upon by the Parties, for making any payments, interest, penalties, or Losses related to failure of the Group (i) to pay any state income tax, sales tax, tangible personal property tax, and franchise tax or other Taxes or (ii)

to make certain Tax filings when due or payable or arising with respect to periods ending on or prior to the Closing Date or (iii) to qualify to do business or register with any state or local taxing authority in any jurisdiction which the Group was required prior to the Closing to be so qualified or registered, whether or not disclosed on Schedules 7.3.2, 7.4.1, 7.4.2 and 7.4.3 and for paying the reasonable fees and expenses in excess of Ten Thousand Dollars (US$10,000) incurred by Purchaser in connection with its tax advisors’ review and counsel as set forth in this Section 8.8 (the “Additional Tax Liabilities”). Subject to Section 8.8.1 and 8.8.2, the Company shall pay and satisfy the Additional Tax Liabilities from the Holdback Funds. For avoidance of doubt, the Company shall only be required to pay Taxes from the Holdback Funds those amounts for which Seller is responsible pursuant to Section 12.1.1 to the extent those amounts are specifically identified as Additional Tax Liabilities. With respect to the Additional Tax Liabilities, Seller shall: (i) keep Purchaser reasonably informed and consult seriously and in good faith with Purchaser and its tax advisors with respect to any issue relating to such Additional Tax Liabilities, (ii) provide Purchaser with copies of all correspondence, notices and other written materials received from any Government Authority and otherwise keep Purchaser and its tax advisors advised of significant developments in any claim with respect to such Additional Tax Liabilities and of significant communications involving representatives of the applicable Government Authority, (iii) provide Purchaser with a copy of any written submission to be sent to a Government Authority relating to Additional Tax Liability prior to the submission thereof, give diligent and good faith consideration to any comments or suggested revisions that Purchaser or its tax advisors may have with respect thereto and obtain the consent of Purchaser or its tax advisors prior to the submission thereof; and (iv) provide timely written notice to the Company to make payments to a Government Authority from the Holdback Funds (which payment shall be made by the Company within 10 Business Days of receiving such notice) along with any documentation and correspondence therewith, to satisfy any Additional Tax Liability.
          8.8.1 Notwithstanding any provision hereof to the contrary, Seller is and shall remain liable for the Additional Tax Liabilities in the event that Escrow Account is insufficient to fully satisfy the Additional Tax Liabilities. Seller shall pay when due any such amounts in excess of the Holdback Funds and shall indemnify, defend and hold harmless the Group Company from any such Additional Tax Liabilities as provided in Section 12.
          8.8.2 Notwithstanding any provision hereof to the contrary, Seller shall not, without the written consent of Purchaser, settle or compromise any claim for Additional Tax Liabilities from any Government Authority or permit a default or consent to entry of any judgment related to the Additional Tax Liabilities unless (i) the Government Authority releases the Group Company from all liability in respect of such claim and (ii) the settlement, compromise, or judgment involves only monetary payment by Seller and does not impose an injunction or other equitable relief on the Group Company or impose any restrictions on the operation, ownership of the business or use of assets of the Group Company or its Affiliates.
          8.8.3 Following determination by Seller and Purchaser, with the advice of Berenfeld and the tax advisors for Purchaser, that any and all claims in connection with Additional Tax Liabilities have been satisfied in full, any remaining amounts in the Escrow Account shall be paid to an account designated by Seller, provided that forty-five percent (45%) of any interest earned in the Escrow Account shall be paid to Purchaser.

9.	CONDUCT OF BUSINESS PRIOR TO CLOSING
     9.1 Affirmative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or Closing, the Group agrees:
          9.1.1 to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;
          9.1.2 to timely pay its debts and taxes and to timely file all tax returns when due and to pay or perform all other obligations when due;
          9.1.3 to use all reasonable efforts consistent with past practice and policies to preserve intact each of the Group Companies’ current business organizations, keep available the services of its current officers and Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;
          9.1.4 maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;
          9.1.5 keep in full force and effect present insurance policies or other comparable insurance coverage; and
          9.1.6 perform its obligations under its Material Contracts and comply with the terms and conditions of all licenses, permits and all applicable laws, rules, regulations and consent orders;
all with the goal of preserving unimpaired each of the Group Companies’ goodwill and ongoing businesses through Closing. The Company shall promptly notify Purchaser of any event or occurrence or emergency not in the ordinary course of business of any Group Company, and any material event directly involving any Group Company.
     9.2 Negative Covenants. Except as expressly contemplated by this Agreement or as set forth on Schedule 9.2, the Group shall not:
          9.2.1 Enter into any commitment or transaction not in the ordinary course of business, or any commitment or transaction of the type described in Clause 3.3.7 of Schedule 7;
          9.2.2 Sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber the Company Intellectual Property in any manner (other than licensing of the Company Intellectual Property in the ordinary course of business) or assert or threaten to assert any rights with respect to the Company Intellectual Property against any third party;
          9.2.3 Enter into or amend any Material Contracts pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Company Products other than in the ordinary course of business consistent with past practices;

          9.2.4 Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the Material Contracts set forth or described in any of the Schedules;
          9.2.5 Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or other securities;
          9.2.6 Split, combine or reclassify any of its capital stock or other securities, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other securities of any Group Company;
          9.2.7 Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to sell or issue any such shares or other convertible securities;
          9.2.8 Cause or permit any amendments to the Articles of Incorporation or Bylaws of any of the Group Companies or other organizational or governing documents of any of the Group Companies;
          9.2.9 Acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof by merging or consolidating with, or by purchasing a substantial portion of the assets of any such person, or by any other manner;
          9.2.10 Acquire or agree to acquire any assets other than in the ordinary course of the Company’s business consistent with past practice;
          9.2.11 Sell, lease, license, transfer, dispose of or encumber any of its owned or controlled properties or assets, or cause or permit the termination or lapse of any leases or licenses with respect to any of its leased or licensed properties or assets, except in the ordinary course of the Company’s business consistent with past practices;
          9.2.12 Incur any indebtedness for borrowed money, other than pursuant to the terms of agreements in existence on the date hereof, or guarantee or agree to act as a surety for any indebtedness;
          9.2.13 Adopt any new or amend any existing severance, termination, indemnification, special bonus, special remuneration, fringe benefits or other similar policies, agreements or arrangements or increase the compensation or rate of compensation to any of Group Company’s employees;
          9.2.14 Revalue any Company assets or properties, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
          9.2.15 Pay, discharge or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of US$5,000 individually or US$40,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);
          9.2.16 Make or change any election in respect of Taxes, file an amended Tax Return or claim for refund of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with respect to Taxes with any Government Authority, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
          9.2.17 Enter into any strategic alliance or joint marketing arrangement or agreement; or
          9.2.18 Take, or agree to take any other action that could be reasonably expected to cause a Material Adverse Effect or would prevent the Seller or any of the Group Companies from performing or cause Seller or any of the Group Companies not to perform its covenants or obligations hereunder or under any Transaction documents.
     9.3 No Solicitation. Until the earlier of the Closing Date and the date this Agreement is terminated, the Group and Seller will not, nor will any Group Company or Seller permit any of the Group Companies’ officers, directors, agents, representatives or Affiliates (any of the foregoing, a “Company Representative”) to, directly or indirectly, take any of the following actions with any party other than Purchaser:
          9.3.1 Solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of any Group Company (whether by way of merger, purchase of assets or capital stock, or otherwise), any portion of any Group Company’s capital stock or assets or any equity interest in the Group;
          9.3.2 Provide information with respect to the Group or its business to any person other than Purchaser, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to any possible acquisition of any Group Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of any Group Company’s capital stock or assets or any equity interest in any Group Company;
          9.3.3 Enter into any agreement or understanding with any person other than Purchaser, providing for the acquisition of any Group Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of any Group Company’s or assets or any equity interest in any Group Company; or
          9.3.4 Make or authorize any statement, recommendation or solicitation in support of any possible acquisition of any Group Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of any Group Company’s capital stock or assets or any equity interest in any Group Company by any person other than Purchaser; provided, however, that nothing in Sections 9.3.1 to 9.3.4 shall limit the Company or PNI’s ability to sell or license Company Products in the ordinary course of business consistent with past practices. The taking of any action described in Sections 9.3.1 through 9.3.4 above by the

Seller or the Company, any of the Group Companies shall be deemed a material breach by the Seller and the Company of this Agreement. Seller and the Company shall immediately cease and cause to be terminated any such contacts, negotiations or activities with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if Seller, the Company or any of the Group Companies receive any offer or proposal relating to any such transaction or proposed transaction at any time prior to the earlier of Closing or the termination of this Agreement, the Company or Seller shall immediately notify Purchaser thereof, including the specific material terms of such offer or proposal.
     9.4 Supplementation and Amendment of Schedules. From time to time prior to the Closing, Seller and the Company shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement (the “Supplemental Material”). No Supplemental Material shall have any effect on the satisfaction of the condition to closing set forth in Section 4.1.1. If the Supplemental Material discloses facts that would constitute (in the absence of any amendment to the Schedules for such Supplemental Material) a breach of the Seller or Company’s Warranties hereunder and such breach would have a Material Adverse Effect, Seller and the Company shall have 15 days to cure any such breach, and if not cured within such 15-day period, the Purchaser may terminate this Agreement by delivering a termination notice to Seller and the Company within 10 days after expiration of the 15-day cure period. The termination notice must specify the representation or warranty breached, identify the specific facts in the Supplemental Material that constitute the breach, and describe why the breach would have a Material Adverse Effect. If the Agreement shall not have been terminated during such 10-day period, the Purchaser shall have waived the right to terminate the Agreement based on such Supplemental Material.
10.	CONFIDENTIALITY
     10.1 Each Party undertakes that it will not (except as required by law or regulation and disclosures required by the Securities and Exchange Commission and the American Stock Exchange or their equivalent offices in Japan or Korea, in which case the disclosing party shall provide the other party prior notice of any disclosure and provide the other party an opportunity to review and comment on such disclosure) make any announcement in connection with this Agreement unless all the other Parties have given their consent to such announcement (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).
     10.2 Each Party undertakes that it shall treat as strictly confidential all information received or obtained by it or its Related Parties, employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the other Parties, and that it will not at any time hereafter make use of or disclose or divulge to any person any such information and shall use its best endeavors to prevent the publication or disclosure of any such information.
     10.3 The restrictions contained in Sections 10.1 and 10.2 shall not apply so as to prevent any Party from making any disclosure required by law or regulation or from making any disclosure to any professional advisor for purposes of obtaining advice (provided always that the provisions of this Section 10 shall apply to and such Party shall procure that they apply to and are observed in relation to, the use or disclosure by such professional advisor of the information provided) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Section 10 by any Party.
11.	COSTS
     11.1 Each Party shall pay its own costs incidental to this Agreement and the Transaction Documents; provided, however, that Seller acknowledges that it has engaged the services of Berenfeld, Spritzer, Shechter, & Sheerm, Certified Public Accountants (“Berenfeld”), to render advice and consulting services related to the Additional Tax Liabilities and all fees, expenses and disbursements incurred by Berenfeld and those of any other legal or other professional advisors engaged by Seller or the Group prior to the Closing Date in connection with the Additional Tax Liabilities shall be Seller’s sole responsibility; and provided, further, that the fees and expenses associated with the Escrow Account shall be borne equally by Purchaser and the Seller.
12.	TAXES.
     12.1 Indemnification.
          12.1.1 Seller shall be responsible for and shall indemnify and hold harmless Purchaser and its Affiliates against all Taxes (i) of Seller, or any consolidated, combined or unitary group of which Seller was, is or will be a member, (ii) of the Company or any consolidated, combined or unitary group of which Company was, is or will be a member, and (iii) of the Group Company for all Tax years or Tax periods ending on or before the Closing Date or, with respect to a Straddle Period, to the extent apportioned to the period ending on or before the Closing Date under Section 12.1.3.
          12.1.2 Purchaser shall be responsible for and shall indemnify and hold harmless Seller and its Affiliates against all Taxes of the Company for all Tax years or Tax periods ending after the Closing Date or, with respect to a Straddle Period, to the extent apportioned to the period after the Closing Date under Section 12.1.3.
          12.1.3 For the sole purpose of appropriately apportioning any Taxes relating to a Tax year or Tax period that begins before and ends after the Closing Date (a “Straddle Period”), such apportionment shall be made assuming that the Company had a taxable year that ended at the close of business on the Closing Date. In the case of property Taxes and similar Taxes which apply ratably to a taxable period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the period up to and including the Closing Date, and the denominator of which shall be the total number of days in the period.
     12.2 Filing Responsibility.
          12.2.1 Seller shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date and timely pay, or cause to be paid, when due, all Taxes relating to such returns. As required by the Code, Seller shall include the income of the Company on Seller’s consolidated federal and relevant state income tax returns for all periods through the end of the Closing Date and pay any federal and relevant state income taxes attributable to such income. Purchaser and the Company shall furnish Tax information to Seller for inclusion in Seller’s federal consolidated and combined income tax returns for the period which includes the Closing Date in accordance with Company’s past custom and practice. The income of the Company shall be apportioned to the period up to and including the Closing Date the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.
          12.2.2 Purchaser shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Company for Straddle Periods, and timely pay, or cause to be paid, when due, all Taxes relating to such returns. Purchaser shall provide, or cause to be provided, to Seller a substantially final draft of each such Tax Return with respect to which Seller may be responsible for the payment of any Tax at least 30 days prior to the due date, giving effect to extensions thereto, for filing such Tax Return, for review by Seller. Seller shall notify Purchaser of any reasonable objections Seller may have to any items set forth in such draft Tax Return and Purchaser and Seller agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return.
     12.3 Certain Tax Matters. Seller acknowledges that Purchaser has indicated its intention to make an election under Section 338(h)(10) of the Code and its state equivalent, if any. Seller agrees that Purchaser, in its discretion, shall make such election; provided, however, that such election shall be made no later than the due date for such election. When such election is made by Purchaser:
          12.3.1 Purchaser shall be authorized to complete Form 8023 and Seller and Purchaser shall mutually agree and complete Form 8883;
          12.3.2 Seller shall sign such completed Form 8023 prior to the filing of its short year tax return and shall attach a signed copy of Form 8023 to the short year tax return of the Company;
          12.3.3 Purchaser shall notify Seller of the allocation of the Consideration among the assets (including intangible assets) of the Company prior to the due date for such election; and
     12.4 Cooperation. After the Closing, Purchaser and Seller shall cooperate and promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Company for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Purchaser shall prepare and provide to Seller any Tax information packages reasonably requested by Seller for Seller’s use in preparing Seller’s or the Company’s Tax Returns. Such Tax information packages shall be completed by Purchaser and provided to Seller within 30 days after Seller’s request therefor. Each party shall bear its own expenses in complying with the foregoing provisions. Purchaser shall retain and make available to Seller during normal business hours and upon reasonable notice all records and other information which may be relevant to any such Tax liabilities. Purchaser shall cause the Group’s personnel to provide Seller reasonable assistance in researching records and other information of any Group Company which may be relevant to any such tax return, document, audit or examination, proceeding or determination.
     12.5 Refunds or Credits. Purchaser shall promptly pay to Seller, without right of offset, any refunds or credits of Taxes which the Company receives with respect to Tax periods that ended on or before the Closing Date or with respect to Straddle Periods to the extent apportioned to the period that ends at the close of the Closing Date under Section 12.1.3, except for refunds or credits due to the carryback of an item arising in a Tax Period that ends after the Closing Date with respect to a Straddle Period apportioned to the period after the Closing Date. For purposes of this Section 12.5, the term “refund” shall include a reduction in Taxes and the use of an overpayment of Taxes as an audit or other Tax offset and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset, or upon the receipt of cash. Upon the reasonable request of Seller, Purchaser shall prepare and file, or cause to be prepared and filed at Seller’s expense, all claims for refunds relating to such Taxes; provided, however, that Purchaser shall not be required to file such claims for refund to the extent Purchaser determines in its reasonable discretion that such claims for refund would have an adverse impact on Purchaser or to the extent the claims for refund relate to a carryback of an item. Purchaser shall be entitled to all other refunds and credits of Taxes; provided, however, it will not allow the amendment of any Tax Return relating to any Taxes for a period (or portion thereof) ending on or prior to the Closing Date, except with respect to the carryback of an item to a period ending on or prior to the Closing Date that would not increase Seller’s tax liability herewith, without the prior written consent of Seller.
     12.6 Timing Differences. Purchaser agrees that if as a result of any audit adjustment (or adjustment in any other audit, examination, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”)) made with respect to any Tax Item that relates to or affects any Tax for which Seller is responsible under Section 12.1, Purchaser or any of its Affiliates, including the Company, receives a tax benefit, then Purchaser will pay to Seller the amount of such tax benefit when such tax benefit is actually utilized by Purchaser or such Affiliate. “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable. If as a result of the foregoing audit adjustment Purchaser incurs any additional Tax, then Seller will pay to Purchaser the amount of such additional Tax within fifteen calendar days of the due date for making payment of such additional Tax.
     12.7 Contests. Whenever any taxing authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Purchaser shall, if informed of such an assertion, promptly inform Seller, and Seller shall have the right to participate in any resulting proceedings. Purchaser shall keep Seller reasonably informed and consult seriously and in good faith with Seller and its tax advisors with respect to any issue relating to such disputed amount of Taxes, and shall give serious and good faith consideration to any comments or suggested revisions that Seller or its tax advisors may have with respect to any written submission by Purchaser to any taxing authority with respect thereto. Purchaser will not settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller may be liable under this Agreement without the consent of Seller, which consent will not be unreasonably withheld or delayed.
     12.8 Further Assistance. The Group and Seller shall each use its commercially reasonable efforts, and shall cooperate with Purchaser, duly execute and deliver any and all such further instruments and documents and take such further action as Purchaser may reasonably deem desirable to obtain the full benefits of the Company Intellectual Property Rights contemplated by this Agreement, including securing all consents and approvals necessary to appropriate for the transfer of such Intellectual Property Rights to Purchaser, obtaining any assignment of inventions, and preparing or cooperate with Purchaser in filing any forms or other documents required to be filed with the United States Patent and Trademark Office, United States Copyright Office, or any filings in any foreign jurisdiction or under any international treaty, required to secure, transfer or protect Purchaser’s rights in the Intellectual Property Rights.
13.	GENERAL PROVISIONS
     13.1 Notices. All notices required hereunder or pertaining hereto shall be in writing and shall be deemed delivered and effective upon either (i) 5 days after deposit in the U.S. mail, postage prepaid, (ii) personal delivery, (iii) electronic confirmation of a telecopy transmission received in its entirety at the applicable telecopy number, after which the notice will be sent within two (2) Business Days by recognized express courier service or (iv) the earliest of delivery, refusal of the addressee to accept delivery or failure of delivery after at least one (1) attempt during normal business hours, in each case as such events are recorded in the ordinary business records of a recognized delivery service, with all charges prepaid or charged to the sender’s account, to the applicable address set forth at the beginning of this Agreement or at such addresses as may be specified in writing in by the Parties.
     13.2 Counterparts. This Agreement may be executed by facsimile signature and counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties.
     13.3 Entire Agreement; Assignment. This Agreement, the Schedules, Exhibit and the Transaction Documents referenced herein: (a) constitute the entire agreement among the Parties with respect to the respective subject matters hereof and thereof and supersede in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the Parties with respect to such subject matter (other than the Non-Disclosure Agreement dated 29 January 2007 executed by the Company and Purchaser which shall continue in accordance with the terms thereof); (b) are not intended to and shall not confer upon any other person any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other Party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio; provided, however, that Purchaser shall have the right to assign all of its rights and obligations under this Agreement and the Transaction Documents to any affiliate, including Net2Room USA, Inc., a California corporation, provided that Purchaser shall remain liable for the due observance and performance of any such obligations assigned to or assumed by such assignee.

     13.4 Disclosure Schedules. Any matter disclosed in any of the Schedules shall be deemed to have been disclosed on every other clause of the Schedule that refers to such Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Schedule on which the matter is disclosed. The due diligence review of the Company by Purchaser shall in no way affect or alter the Warranties made by Seller or any Group Company.
     13.5 Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the Parties hereto. The Parties further agree that any such void or unenforceable provision of this Agreement shall be deemed replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     13.6 Remedies; Exercise of Rights. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy available to such Party hereunder or at law or in equity, and the exercise by any Party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof (or failure to exercise) preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.
     13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to its conflicts or choice of law principles.
     13.8 Jurisdiction and Venue. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, any of the Transaction Documents, or the transactions contemplated hereby and thereby shall be brought exclusively in the federal or state courts located in the State of Florida and each Party hereto hereby unconditionally and irrevocably submits and consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such Party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Without limiting the generality of the foregoing, each Party hereto agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party. In addition to any damages or other recovery to which a Party may be entitled hereunder or at law or in equity (including any right to recover Losses), the prevailing Party in any action to enforce this Agreement or to seek any right or remedy available hereunder or at law or in equity shall be entitled to reasonable attorney’s fees and costs incurred in connection with such action and any related appeals therefrom.
     13.9 Specific Performance. The Parties acknowledge and agree that any failure of any Party to perform its agreements and obligations hereunder or contemplated hereby will cause irreparable injury to the other Parties, for which damages, even if available, will not provide an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
     13.10 Rules of Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and each of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the applicable Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof or thereof. Accordingly, each Party understands and agrees that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement or any of the Transaction Documents. Each Party hereto acknowledges and agrees that such Party has had a full and complete opportunity to review this Agreement and each of the Transaction Documents, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as an agreement on the date first written above.

SELLER SUNAIR SERVICES CORPORATION
By:	/s/ John J. Hayes
	Name:	John J. Hayes
	Position:	President and Chief Executive Officer

PURCHASER NET2ROOM.COM PTE. LTD.
By:	/s/ Gregory Karl Rutledge
	Name:	Gregory Karl Rutledge
	Position:	Director

COMPANY PERCIPIA, INC.
By:	/s/ Kesavan Haridas
	Name:	Kesavan Haridas
	Position:	President

Schedule 7
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE GROUP
Seller and each of the Group Companies hereby represents and warrants to Purchaser as follows (capitalized terms used herein but not otherwise defined shall have the same meaning ascribed to them in the Agreement):
1.	Organization, Qualification and Authority.

1.1	Organization. The Company and its only subsidiary, Percipia Networks, Inc., an Ohio corporation (“PNI”), each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and PNI each has the corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and PNI is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified, except for those qualifications where the failure to so qualify would not result in Losses in the amount of $10,000 individually or $25,000 in the aggregate. The Company has delivered to Purchaser true and correct copies of the Amended and Restated Articles of Incorporation of the Company and PNI and the By-Laws of the Company and PNI, each as amended to date and currently in effect, as well as a Certificates of Good Standing issued by the Secretary of State of the state of Ohio. Each of the Company and PNI is not in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational and governing documents.

1.2	Qualification. Schedule 7.1.2 sets forth (i) each jurisdiction in which the Company and PNI is qualified, registered, licensed or admitted to do business, (ii) each other jurisdiction in which each of the Company and PNI owns or leases properties or has employees or engages independent contractors, and (iii) the officers and directors of the Company and of PNI as of the date hereof.

1.3	Authority. The Company and Seller each has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to observe and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents by the Company and Seller, the observance and performance of the Company’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and Seller, and no further or other action of the Company or its Board of Directors or Seller and its Board of Directors is required with respect to the foregoing. This Agreement has been (and each Transaction Document upon the execution and delivery thereof will be) duly and validly executed and delivered by the Company and Seller, and each constitutes (or will constitute upon execution and delivery) a legal, valid and binding obligation of the Company and Seller, enforceable against the Company and Seller in accordance with its respective terms, except as enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

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1.4	No Conflict. Except as set forth on Schedule 7.1.4, the execution and delivery of this Agreement and the Transaction Documents by the Group and Seller do not, and the consummation of any of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event or consequence, a “Conflict”):
1.4.1	any provision of the Articles of Incorporation, By-Laws or similar organizational or governing documents of any Group Company or the Seller;

1.4.2	any mortgage, indenture, lease, contract or other agreement or instrument to which any Group Company or the Seller or any of its respective subsidiary is a party or by which any of their respective assets or businesses are bound; or

1.4.3	Any Applicable Law.
1.5	No Consents by Government Authority Required. Except as set forth on Schedule 7.1.5, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Government Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

2.	Capital Structure.

2.1	Authorized and Outstanding Capital Stock. Schedule 7.2.1 describes the authorized, subscribed and issued capital stock of the Company and PNI as of the date of this Agreement. Seller owns all of the issued and outstanding capital stock of the Company, and the Company owns all of the issued and outstanding shares of capital stock of PNI.

2.2	Status of Outstanding Capital Stock. All outstanding shares of the capital stock of the Company and PNI are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in accordance with all applicable federal, state and foreign securities and other laws. As of the Closing Date, all outstanding shares of the capital stock of the Company and PNI were issued, and are free and clear of all Liens other than restrictions on transfer imposed by federal or state securities or other law, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation and/or By-Laws of the Company or PNI. None of the Seller, Company or PNI is a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of first or last offer or similar arrangement in connection with the Sale Shares or any shares of PNI or the other transactions contemplated hereby. Neither the Company nor PNI is a party to any arrangement, agreement or instrument pursuant to which the Company or PNI may elect to satisfy its obligations by issuing capital stock or other securities.

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2.3	Options. There are no options or other rights to purchase similar securities of any capital stock of the Company or PNI (the “Options”). PNI does not have a stock option plan or any similar equity incentive plan for its employees, officers, directors, or consultants. The Company’s Stock Option Plan will be terminated as of the Closing and the terms of such Stock Option Plan provides for the termination thereof without the consent or approval of any holders of Options or otherwise, and such action will not result in liability of the Company or Purchaser. The Company has provided Purchaser true and correct copies of the Stock Option Plan and all agreements and arrangements related to or issued under said plan, in each case as amended to date and in effect. There are currently no pending or contemplated amendments, modifications or supplements to the Stock Option Plan or any such agreements or arrangements except as otherwise required in the Agreement.

2.4	Warrants. There are no warrants or similar rights or securities exercisable to acquire any Group Company capital stock (the “Warrants”).

2.5	No Other Derivative Securities or Rights. There are no oral or written options, warrants, puts, calls, preemptive rights, rights of first or last refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company or PNI is a party or by which it is bound to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of Company capital stock, PNI capital stock or other securities or obligating the Company or PNI to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understanding or agreement.

2.6	No Outstanding Debt Securities. Neither the Company nor PNI has any authorized or issued debt securities or other instruments of indebtedness outstanding.

2.7	No Distributions. Neither the Company nor PNI has declared, set aside, made or paid any dividend or other distribution in respect of the capital stock of the Company or of PNI or repurchased, redeemed or otherwise acquired any outstanding securities of, or other ownership interests in, the Company or PNI, including any cash distribution, within the last 12 months.

2.8	Employee Bonus Arrangements. Except as set forth on Schedule 7.2.8, neither the Company nor PNI has oral or written arrangements, agreements or understandings (including the Stock Option Plan) pursuant to which the Company or PNI or any successor thereto or acquirer thereof is or may become obligated to make any compensatory, bonus, severance or other payments to past or current employees, consultants, agents or representatives of the Company or PNI as a result of this Agreement or any of the transactions contemplated hereby.

2.9	Subsidiaries. Other than PNI, the Company has no subsidiaries or any equity or ownership interest, whether direct or indirect, in, or loans to, any corporation, partnership, limited liability company, joint venture or other business entity. The Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity.

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3.	Financials.

3.1	Company Financial Statements. Schedule 7.3.1 sets forth (i) a consolidated balance sheet of the Group as of 30 September 2006 (the “Balance Sheet Date”) based on audited figures used for Seller’s consolidated balance sheet as of Balance Sheet Date, and the related consolidated income statement of the Group for its fiscal year ended 30 September 2006 and (ii) the unaudited consolidated balance sheet of the Group as of 31 May 2007, and the related unaudited consolidated income statement for the Group for the year to date ended 31 May 2007 (collectively the “Company Financials”). The Company Financials (i) are in accordance with the books and records of the Person to which they relate (ii) are complete and correct in all material respects and (c) have been prepared in accordance with GAAP consistently applied for the periods presented, except as to the unaudited Company Financials, for the omission of notes thereto and normal year-end audit adjustments, which to the Seller’s or Company’s Knowledge will not be material individually or in the aggregate. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which to the Company’s or Seller’s Knowledge will not be material in amount or significance in the aggregate.

3.2	No Undisclosed Liabilities. Except as set forth in Schedule 7.3.2, as of the date hereof and the Effective Date, the Group does not have any (i) liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, or unmatured (“Liabilities”) that would be required to be reflected in financial statements in accordance with GAAP that are not disclosed on the Company’s Financials, or, (ii) to the Company’s Knowledge, any Liabilities that would not be required to be reflected, in reasonable detail, in financial statements in accordance with GAAP, other than Liabilities that would not be in excess of US$5,000 individually or US$10,000 in the aggregate.

3.3	No Changes. Since the Balance Sheet Date, the Group has conducted its business in the ordinary course and consistent with past practices and that:
3.3.1	there has been no interruption or alteration in the nature, scope or manner of the business of the Group which business has been carried on lawfully and in the ordinary and usual course of business so as to maintain the Group as a going concern;

3.3.2	there has been no material adverse change in the customer relations of the said business or in the financial condition or the position, assets or liabilities of the said business of the Group as compared with the position disclosed by the Company Financials and there has been no damage, destruction or loss (whether or not covered by insurance) affecting the said business or its assets;

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3.3.3	no significant single customer or customers accounting for more than 20% of the Group’s total revenue for the accounting period ending on 31 March 2007 has indicated that it is likely to (a) cease trading with or supply to the Group or (b) reduce substantially its trading with or supplies to the Group or (c) terminated its relationship with the Group for cause;

3.3.4	the Group has continued to pay its creditors in the ordinary course of business;

3.3.5	the Group has not repaid any loan capital in whole or in part (other than indebtedness to its bankers) nor has it become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

3.3.6	None of the Group Companies has cancelled, waived, released or discontinued any rights, debts or claims;

3.3.7	Except for equipment purchases (i) made for the purpose of resale to single customer or (ii) not exceeding US$30,000 in a single contract even if reflected in the unaudited consolidated balance sheet of the Group as at 31 May, 2007 , none of the Group Companies has incurred any capital expenditure under a single contract (or made any capital commitment under a single contract) of an amount in excess of US$10,000 in any single purchase or disposed of any capital expenditure or fixed assets having a value of more than US$20,000 in aggregate;

3.3.8	except as set forth on Schedule 7.3.3.8, none of the Group Companies has hired or dismissed any employee earning an annual rate of remuneration, including fringe benefits, in excess of US$40,000;

3.3.9	except as set forth on Schedule 7.3.3.9, none of the Group Companies has incurred or become subject to any liability or obligation (absolute or contingent) except current liabilities and obligations, in each case incurred under contracts entered into in the ordinary course of business and consistent with past practice, which increased the nature or amount of liabilities or obligations disclosed in the Company Financial Statements; and

3.3.10	except as set forth on Schedule 7.3.3.10, no changes have occurred in the assets and liabilities (actual or contingent) shown in the Company Financial Statements and the Company has not discharged or satisfied any Lien or any other obligation or liability (absolute or contingent) other than assets reflected and liabilities disclosed in the Company Financial Statements as at the Balance Sheet Date and assets acquired or disposed of or current liabilities incurred since the Balance Sheet Date in the ordinary course of business.
4.	Tax and Tax Returns. All references to the Company in this Section 4 shall mean (i) the Company and PNI or (ii) the Company or PNI, as the case may be.

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4.1	Timely Filing. Except as set forth on Schedule 7.4.1, the Company has timely filed all Tax Returns they are required to have filed. All Tax Returns filed by the Company are true, correct and complete in all materials respects and no such Tax Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code. Except as set forth on Schedule 7.4.1, to the extent the Company did not file a Tax Return in any jurisdiction or for any specific period, the Company did so because it had no liability for Taxes in that jurisdiction or for that time period, as the case may be. The Company has and will maintain through the Closing Date adequate records to substantiate its profits and losses reflected in each of its Tax Returns since 2001.

4.2	Taxes Paid. Except as set forth on Schedule 7.4.2, the Company has timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return) and except as set forth on Schedule 7.4.2 have adequately reserved in the Company Financials in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date thereof. No Taxes have been incurred after the date of the Company Financials other than in the ordinary course of the Company’s business. Except as set forth on Schedule 7.4.2, the Company has no present or contingent liability for Taxes, other than Taxes reflected on the Company Financials or incurred in the ordinary course of business since the date of the Current Balance Sheet in amounts consistent with prior years adjusted to reflect changes in operating results of the Company. The Company does not know of any basis for the assertion by a taxing authority of a Tax deficiency against the Company. Schedule 7.4.2 sets forth all material elections made or deemed made with respect to Taxes of the Company for all taxable periods beginning on or after 1 January 2001. The Company has not engaged in any “reportable transactions” as defined in Treas. Reg. § 1.6011-4.

4.3	No Audit or Claim. No claim for assessment or collection of Taxes is presently being asserted against the Company, there is presently no pending audit, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company, and the Company does not have Knowledge that any such action or proceeding is being contemplated. Schedule 7.4.3 sets forth (x) all material claims for Taxes that have been asserted against the Company since 1 January 2001 of the Company and (y) all other claims for Taxes that have been asserted against the Company with respect to any period commencing on or after 1 January 2001. The Company is not a party to or bound by any closing or other agreement with any Government Authority with respect to Taxes.

4.4	Real Property Holding Corporation. The Company is not nor has it been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

4.5	Affiliated Group. The Company has not been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which has at all times been the Seller) or has any liability for the Taxes of any other person (other than an entity that is a member of the consolidated group of corporations that has at all times had the Company as its common Purchaser) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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4.6	Change in Accounting Method. The Company has not agreed to nor is it required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the Company has no Knowledge that the Internal Revenue Service has proposed any such adjustment or a change in any accounting method used by the Company. The Company uses the accrual method of accounting for federal income tax purposes. The Company has not taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to Closing to a period following Closing.

4.7	Tax-Exempt Use Property. None of the assets of the Company (a) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (b) is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; or (c) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

4.8	Jurisdiction Outside the United States. Schedule 7.4.8 sets forth whether it is engaged in business, has permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction.

4.9	Waiver; Power of Attorney. The Company is not subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax. No power of attorney or similar grant of authority is in place with respect to the Company.

4.10	Parachute Payments. The Company is not (and will not as of the Closing Date be) a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

4.11	Section 341(f) Election. The Company does not have in effect an election under Section 341(f) of the Code.

4.12	No Liens. There are no Tax Liens on any assets of the Company, other than Liens for Taxes not yet due and payable.

4.13	No Distribution. In the past three years, the Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code;

4.14	No Joint Venture or Partnership. Except as provided in Schedule 7.4.14, the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Schedule 7.4.2 sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any subsidiary owns an equity interest;

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4.15	Passive Investment. The Company is not, has not been, nor has it owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. The Company is not, nor at any time has it been, impacted by (x) the dual consolidated loss provisions of the Section 1503(d) of the Code, (y) the overall foreign loss provisions of Section 904(f) of the Code or (z) the recharacterization provisions of Section 952(c)(2) of the Code.

4.16	No Deferred Compensation Plans. The Company does not have any deferred compensation plans that are not in compliance with Section 409A of the Code, or could give rise to an imposition of penalty on the recipient of such compensation pursuant to Section 409A of the Code.

5.	Restrictions on Business Activities. Except as set forth on Schedule 7.5, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or PNI is a party or otherwise binding upon the Company or PNI which has the effect of materially prohibiting or impairing any business practice or activities of the Company or PNI, any lease, licenses or acquisition of any assets or property (tangible or intangible) by any of the Group Companies or the conduct of the Business as currently conducted.

6.	Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

6.1	No Fee Interest. None of the Group Companies owns a fee interest in any real property, nor has it ever owned a fee interest in any real property since its inception. Schedule 7.6.1 sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and/or other fees payable under any such lease. All such current real property leases are in full force and effect, are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default (or events which with notice or lapse of time, or both, would constitute a default) by the Company thereunder, or to the Knowledge of Seller and the Company, by any other party thereto. PNI does not own or lease any real or personal property.

6.2	Leased Properties and Assets. The Group has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business. Except as set forth on Schedule 7.6.2, all such owned properties and assets are free and clear of any Liens, except (i) as reflected in the Company Financials, (ii) Liens for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. Immediately after the Closing Date, the Group will be entitled to the continued possession and use of the personal property leased by any of the Group Companies, for the terms specified in such leases and for purposes consistent with the past practices of the Group.

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6.3	Equipment. All equipment (the “Equipment”) owned or leased by the Group, taken as a whole, (i) is adequate for the conduct of the business of the Group as currently conducted, (ii) is in good operating condition, subject only to normal wear and tear for the age and usage of such respective Equipment, and (iii) complies with all applicable laws and regulations relating to such Equipment and the use thereof by the Group.

7.	Intellectual Property.

7.1	Company Products. Schedule 7.7.1 contains a complete and accurate list by name of all products and service offerings sold, licensed or otherwise made commercially available by the Group as of the date hereof and information regarding any products or service offerings currently under development by the Group (collectively, “Company Products”).

7.2	Scope of Intellectual Property. Schedule 7.7.2 lists:
7.2.1	The patents and pending patents of the Company and any subsidiaries, including country, identifying each patent by title, patent registration or application number, date of issue, date acquired, status, and nature of patent;

7.2.2	The registered and pending applications for trademarks, trade dress and service marks, and any common law trademarks, trade dress or service marks claimed by Company or any subsidiary, identifying each trademark, trade dress or service mark by including country or state where registered, application and/or registration number, date of registration and/or application, expiration date, and status;

7.2.3	The copyrighted works (both registered copyrights and works in which the Company or any subsidiary claims a copyright interest), including the nature of the work, date of first publication, and country of registration and registration number (if applicable), issued by or pending before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world and any actions that must be taken by the Company in relation thereto in the next one hundred eighty (180) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses, documents, affidavits of use, incontestability filings, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property; and

7.2.4	The Intellectual Property of any Group Company that has not been registered or with respect to which registration has not been sought.
7.3	Rights from Third Parties. The Group has obtained from each third party who, at the request or the direction of any of the Group Companies, developed or otherwise created any Company Intellectual Property, a written assignment transferring to the Company or PNI all rights, title and interest in and to all such Company Intellectual Property.

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7.4	No Misrepresentation. None of the Group Companies has materially misrepresented, or failed to disclose, any material facts or circumstances in any application for any Company Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise materially affect the validity of enforceability of any Company Intellectual Property.

7.5	Fully Transferable. All Company Intellectual Property is fully transferable, assignable or licensable, as applicable, without condition or restriction and without payment of any kind to any third party.

7.6	No Third Party Ownership. Neither the Company nor PNI has received any notice or claim, whether written or oral, challenging or questioning the Company’s or PNI’s ownership in any Company Intellectual Property that is owned by the Company (or written notice of any claim challenging or questioning the ownership in any licensed Company Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Company’s Knowledge, is there a reasonable basis for any such claim. Neither the Group Company’s use of any Company Intellectual Property nor the production and sale of the Company Products infringes the intellectual property or other rights of others.

7.7	No Liens, Pledge or License. Except as set forth on Schedule 7.7.7, none of the Group Companies has created any encumbrance or granted any license or other right in or to any Company Intellectual Property in favor of any third party other than pursuant to customer agreements entered into in the ordinary course of business.

7.8	Creation. Except as disclosed in Schedule 7.7.8, all Intellectual Property Rights embodied in, associated or used in connection with the Company Products, including in any earlier versions or developments thereof, were created solely by either: (i) employees of the Company or PNI acting within the scope of their employment, all of whom have assigned in writing all rights, title and interest in and to such Intellectual Property Rights to the Company or PNI; or (ii) by third parties who have assigned, or agreed to assign, in writing all right, title and interest in and to such Intellectual Property Rights to the Company or PNI.

7.9	Nature of Intellectual Property. The Company Intellectual Property constitutes all Intellectual Property Rights used in or necessary in the operation or conduct of the Company’s business as currently conducted, including the design, development, promotion, sale, license, manufacture, import, export, use or distribution of any and all Company Products. The Group has, and upon Closing will have, the right to use, all Company Intellectual Property for all such uses, including, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of the Company Products.

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7.10	Improvements. Schedule 7.7.10 contains a list of all improvements made by the any Group Company with respect to any licensed Intellectual Property Rights. No person who has licensed any Intellectual Property Rights to any of the Group Companies has ownership, beneficial, license or other rights to improvements made by the Company with respect to such Intellectual Property. The Company is, and upon consummation of the transactions contemplated under the Agreement will be, entitled to freely use and exploit any and all such improvements.

7.11	No Notice of Infringement. None of the Group Companies has received any notice, whether written or oral, or claim from any person claiming that the operation of the business of Company or PNI as currently conducted or that any Company Product infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any valid or enforceable right of any third party, including any Intellectual Property Right of any third party.

7.12	No Threatened Litigation. No Company Intellectual Property or Company Product has been or is subject to any actual or, to the Company’s Knowledge, threatened litigation, proceeding (including any proceeding in the PTO or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the Company or PNI’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation or arbitral award which obligates the Company or PNI to grant licenses or ownership interest in any future Intellectual Property Right related to the operation or conduct of the business of the Company or PNI or the Company Products.

7.13	Licenses to Intellectual Property. Schedule 7.7.13 lists all contracts, licenses and agreements to which any Group Company is a party with respect to any Intellectual Property Rights (including any Company Intellectual Property) including software which the Company or PNI has licensed from any third party which is used by the Company in the Company Products or otherwise in its business but excluding off-the-shelf software licensed to the Company or PNI. Neither the Company nor PNI is in breach of, nor has the Company or PNI failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company’s Knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

7.14	No Disputes. There is no outstanding or, to the Knowledge of the Company, threatened, dispute or disagreement of which the Company is aware with respect to any contract, license or agreement between any Group Company and any third party related to the Company Intellectual Property.

7.15	No Infringement by Third Parties. The Company has no Knowledge that any third party is infringing, misappropriating, diluting or violating any Company Intellectual Property and no such claims have been brought against any third party by any Group Company.

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7.16	No Adverse Consequences. Neither the execution or performance of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby will result in: (a) any Group Company granting (or becoming obligated to license, transfer or grant) to any third party any Company Intellectual Property; (b) any Group Company being bound by, or subject to, any non-compete, non-solicitation or other restriction on the operation or scope of its business; (c) the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Group Company’s rights or interest in any Intellectual Property Rights; or (d) any Group Company or Purchaser being obligated to pay any penalties any royalties, license fees or other amounts to any third party in excess of those paid or payable by any Group Company in the absence of this Agreement or the Transaction Documents.

7.17	Licenses, Permits and Approvals. To the Knowledge of the Company, the Group has obtained, and Schedule 7.7.17 sets forth, all export license, permits or approvals necessary or appropriate for the manufacture, marketing, license and distribution of the Company Products outside the United States.

7.18	No Funding by Governmental Entities. No university, college, other educational institution, research center or other Government Authority currently has or will have any right to receive any royalty or other payment with respect to any Company Intellectual Property or Company Product (or the commercialization thereof).

7.19	No Viruses. The Company Products do not contain any viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data.

7.20	Specifications. Each Company Product conforms in all material respects to the specifications, documentation, contractual obligations or other information provided by any Group Company or any of its representatives to customers of any Group Company. The Company Products comply in all material respects with all Applicable Laws. To the extent that Company Products (including new versions or releases thereof) have been launched commercially, the Company has fully disclosed to Purchaser the material technical problems or concerns associated with such Company Products known to the Company that do or may be expected to affect the performance of such Company Products and the action plans of the Company to correct such problems and concerns, all as set forth on Schedule 7.7.20. The Company has taken commercially reasonable actions necessary to document all Company Products and in particular has annotated the code and provided explanatory error messages, such that competent programmers with a reasonable understanding of the product can resolve problems and extend Product functionality.

8.	Agreements, Contracts and Commitments.

8.1	Material Contracts. Schedule 7.8.1 sets forth all contracts (a) which by their terms seek to limit or define those activities in which the Company or PNI is permitted or required to engage, (b) which, except for standard form agreements with customers as to which no material changes have been made (other than changes to choice of law, venue, or payment terms), copies of which have been provided to Purchaser, involve the payment by the Company of US$5,000 individually or US$40,000 in the aggregate within a 12

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month period, or (d) which are otherwise material to the business or operations of the Company (collectively, the “Material Contracts”). Schedule 7.8.1 separately sets forth those Material Contracts which require any consent, approval or waiver by the other parties thereto in connection with this Agreement, any Transaction Documents, or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 7.8.1, the Company and PNI does not have, is not a party to nor is it bound by:
8.1.1	any collective bargaining agreements;

8.1.2	any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

8.1.3	any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

8.1.4	any arrangement by which the Company or PNI is obligated to pay or has a right to receive royalties or other payment based on use of any Company Product or Company Intellectual Property, including in each such case the respective amount thereof;

8.1.5	any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

8.1.6	any agreement or plan (including, any stock option plan, stock appreciation rights plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby or thereby;

8.1.7	any fidelity or surety bond or completion bond;

8.1.8	any lease of real or personal property involving future payments in excess of US$5,000 individually or US$40,000 in the aggregate;

8.1.9	any agreement of indemnification involving amounts in excess of US$5,000 individually or US$40,000 in the aggregate or any guaranty or suretyship;

8.1.10	any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

8.1.11	any agreement, contract or commitment relating to future capital expenditures or involving future payments in excess of US$5,000 individually or US$40,000 in the aggregate;

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8.1.12	any agreement, arrangement, right, contract or commitment relating to the disposition or acquisition of assets, properties or any interest in any business enterprise, in each case outside of the ordinary course of the Company’s business;

8.1.13	any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including guaranties or instruments of surety referred to in subparagraph (vi) above;

8.1.14	any purchase order or contract for the purchase of raw materials or the provision of services involving US$40,000 or more, other than purchases in the ordinary course of business;

8.1.15	any construction contracts involving amounts in excess of US$5,000 individually or US$40,000 in the aggregate;

8.1.16	any distribution, joint marketing, licensing or development agreement involving amounts in excess of US$5,000 individually or US$40,000 in the aggregate;

8.1.17	any insurance policies; or

8.1.18	any other agreement, contract or commitment that involves or could result in aggregate payments to or by the Company of US$40,000 or more or is not cancelable by the Company without penalty within ninety (90) days or that otherwise is not entered into in the ordinary course of business.
8.2	No Breach or Violation. Neither the Company nor PNI has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract to which it is a party or by which it or its assets or properties are or may be bound. Each Material Contract is in full force and effect and is not subject to any breach, default or violation thereunder of which the Company or PNI has Knowledge by any party obligated to the Company or PNI pursuant thereto. The Company has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Material Contract as are required or prudent to obtain in connection with the Agreement and the other transactions contemplated hereby and by the Transaction Documents (the “Requisite Consents”).

8.3	Interested Party Transactions. No officer, director, or, to the Knowledge of the Company, any employee or stockholder of any Group Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has a direct or indirect interest), has any direct or indirect interest in: (a) any entity which furnished or sold, or furnishes or sells, services or products that any Group Company furnishes or sells, or proposes to furnish or sell, or (b) any entity that purchases from or sells or furnishes any goods or services to any Group Company, or (c) any Material Contract; provided, however, that ownership of no more than 2 percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Clause 8.3. Except for the Sunair Loan, no Group Company is indebted to any officer, director, employee, consultant or stockholder of any Group Company (except for amounts due pursuant to written employment agreements and reimbursement of business expenses), and no such person is indebted to any Group Company.

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8.4	Company Authorizations. Schedule 7.8.4 lists each consent, license, permit, approval, grant or other authorization issued to any Group Company by a Government Authority (a) pursuant to which any Group Company currently operates or holds any interest in any of its assets or properties or (b) which is required for the operation of its business (including the design, development, manufacture, sale, promotion, export, import, distribution or provision of the Company Products) or the holding of any such interest (collectively, “Company Authorizations”). All Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit any Group Company to operate or conduct the Group’s business substantially as currently conducted or to hold any interest in the Group’s assets or properties. The Group has complied in all material respects with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby. The Group has taken commercially reasonable measures to ensure that its employees, consultants, agents and representatives have complied with the requirements of all Company Authorizations and the Company is not aware of any past or current material violation of any Company Authorization.

9.	Litigation. Except as set forth in Schedule 7.9, there is no action, suit, claim, proceeding, arbitration or investigation of any nature pending, or to the Company’s Knowledge, threatened, by, against or involving any Group Company, its assets or properties or any of its officers, directors, employees or agents in their capacity as such, nor, to the Knowledge of Company, is there any basis therefor. No Governmental Authority or third party has at any time challenged or questioned the legal right of the Company or PNI to design, develop, promote, sell, license, manufacture, import, export, use, distribute or provide any Company Products.

10.	Accounts Receivable.

10.1	List. Schedule 7.10.1 sets forth a list of all accounts receivable of the Group (“Accounts Receivable”) as of the most recent full calendar month immediately preceding the Closing Date, along with the date of the invoice.

10.2	Ordinary Course. All Accounts Receivable of the Group arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. Except as set forth on Schedule 7.10.2 no person has given the Company notice of any disputes regarding, and except for the Wachovia Credit no person has any Lien on, any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable.

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10.3	Minute Books. The Company has made available to Purchaser all minute records reflecting all corporate actions taken by Company and PNI since the Company’s and PNI’s inception that are currently in the Company’s or PNI’s possession (the “Minutes). The Minutes provide a summary that is accurate in all material respects of all meetings of directors (or committees thereof) and stockholders of the Company and PNI and include copies of all board and stockholder actions by written consent since its incorporation. A list of any matters requiring the approval of the Company’s or PNI’s Board of Directors or stockholders as to which minutes of meeting or resolutions are missing is set forth in Schedule 7.10.3, and all such matters have been duly approved by the Company’s or PNI’s Board of Directors and/or stockholders, as applicable, by ratification or other means pursuant to properly noticed meetings or valid waivers of notice by requisite written consent.

11.	Environmental Matters.

11.1	Hazardous Material. No underground storage tanks and no amount of Hazardous Materials are present, either as a result of any Group Company’s use or occupation of any real property or, to the Company’s Knowledge as a result of any actions of any third party or otherwise, in each case in, on or under any property, including the land and the improvements, ground water and surface water thereof, that any Group Company has at any time owned, operated, occupied or leased. For purposes of this Agreement, “Hazardous Material” means any substance that has been designated by any Government Authority or by applicable federal, state or local law to be a pollutant or contaminant or infectious or radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, PCBs, asbestos, petroleum, urea-formaldehyde, methylene chloride and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

11.2	Hazardous Materials Activities. The Group has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Group disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Government Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

11.3	Permits. The Group currently holds all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of the Group’s Hazardous Material Activities, if any, and other businesses of Company as such activities and businesses are currently being conducted. All such Environmental Permits are in full force and effect and none of the Group Companies has received no notice that it is in violation thereof (or that there are any investigations or inquiries pending with respect thereto) or that any such Environmental Permits might be terminated or not renewed upon their scheduled expiration.

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11.4	Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction, investigation or claim is pending, or to Company’s Knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of or relating to the Group. The Company is not aware of any fact or circumstance which could involve any of the Group Companies in any material environmental litigation or investigation or impose upon the Company (or the surviving entity as the successor to the Company) any material environmental liability, whether for its actual activities, as a potentially responsible party, or otherwise.

11.5	Capital Expenditures. The Company is not aware of any capital expenditures which are required or recommended for it to comply with any applicable Environmental Laws.

12.	Brokers’ and Finders’ Fees; Third Party Expenses. Neither Seller nor the Company has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Transaction Document or any transaction contemplated hereby or thereby.

13.	Employee Benefit Plans.

13.1	Definitions. For purposes of these Warranties, the following terms have the respective meanings set forth below:
13.1.1	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

13.1.2	“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, or any International Employee Plan, which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee (as defined below), or with respect to which the Company has or may have any liability or obligation;

13.1.3	“Employee” means any current, former, or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

13.1.4	“Employee Agreement “ means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee with respect to which the Company has or may have any obligation;

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13.1.5	“ERISA Affiliate” means any person or entity under common control with the Company, or is a member of an affiliated service group that includes the Company, within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

13.1.6	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

13.1.7	“FMLA” means the Family Medical Leave Act of 1993, as amended;

13.1.8	“International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

13.1.9	“IRS” means the Internal Revenue Service;

13.1.10	“Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

13.1.11	“Pension Plan” means each Company Employee Plan, which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
13.2	Employee Plans. Schedule 7.13.2 contains an accurate and complete list of each known Company Employee Plan which is or has been maintained or created by the Company. Each Company Employee Plan has at all times been in material compliance with all Applicable Laws. The Company has no, and to the Knowledge of the Company, no ERISA Affiliate has any, plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any Applicable Law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement.

13.3	Employee List. Schedule 7.13.3 sets forth, individually and by work base or location, the name of each current officer, employee, consultant/sub-contractor, together with such person’s position or function, monthly base salary or compensation and any incentive, severance or bonus arrangements with respect to such person. Entering into this Agreement and the Transaction Documents and completing the transactions contemplated hereby and thereby will not result in any payment or increased payment becoming due from the Company or PNI to any current or former officer, director, or employee of, or consultant to, the Company or PNI, and to the Knowledge of the Company no employee or consultant of the Company or PNI has made any threat, or otherwise revealed an

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intent, to terminate such employee’s or consultant’s relationship with the Company or PNI for any reason, including because of the consummation of the transactions contemplated by this Agreement or the Transaction Documents. Neither the Company nor PNI is a party to any agreement for the provision of labor from any outside agency. Since the Company’s and PNI’s date of incorporation, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company or PNI, and no claims by any Government Authority with regard to such employees. Except as disclosed on Schedule 7.13.3, all employees of the Company and PNI are employed at will.

13.4	Labor Related Claims. There have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or PNI or by any of the employees performing work for the Company or PNI but provided by an outside employment agency, and there are no facts or circumstances Known to the Company or PNI that could reasonably be expected to give rise to such complaint or claim. The Company and PNI (a) has at all times complied with all Applicable Law related to employment, (b) has not received any notice of any claim that it has not complied in any material respect with any Applicable Law relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the Worker Adjustment and Retraining Notification Act (the “WARN Act”, employee safety, and (c) has not received any notice of any claim that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

13.5	Policies and Handbook. Neither the Company nor PNI has any written policies and/or employee handbooks or manuals except those for which true and correct copies have been provided to Purchaser.

13.6	Employee Plan Compliance. The Company and its ERISA Affiliates (a) have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, (b) are not in default or violation of any Company Employee Plan, and (c) have no Knowledge of any default or violation by any other party to any Company Employee Plan. In addition:
13.6.1	Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Law, including ERISA and the Code;

13.6.2	Any Company Employee Plan intended to be qualified under Section 401(a) of the Code (a) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (b) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation;

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13.6.3	For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected, or reasonably could be expected to adversely affect, such qualified status;

13.6.4	No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan;

13.6.5	There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan;

13.6.6	Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Purchaser, the Company or any ERISA Affiliate (other than ordinary administrative expenses or administrative, legal and filing expenses in connection with amendment, termination or discontinuance);

13.6.7	There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Government Authority with respect to any Company Employee Plan;

13.6.8	The Company is not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and

13.6.9	The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan for which the Company is or may be obligated to pay.
13.7	No Pension or Welfare Plans. Except as set forth in Schedule 7.13.7, neither the Company nor PNI has and has not ever maintained, established, sponsored, participated in, or contributed to:
13.7.1	Any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code;

13.7.2	Any Multiemployer Plan;

13.7.3	Any “multiple employer plan” as defined in ERISA or the Code; or

13.7.4	Any “funded welfare plan” within the meaning of Section 419 of the Code.

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13.8	No Post-Employment Obligations. Except as set forth in Schedule 7.13.8, no Company Employee Plan provides, or reflects or represents any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor PNI has represented, promised or contracted (whether orally or in writing) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided life insurance, medical or other employee welfare benefits upon retirement or termination of employment, except to the extent required by statute.

13.9	Health Care Compliance. Neither the Company nor PNI has violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

13.10	Past Acquisitions. Neither the Company nor PNI is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

13.11	Effect of Transaction. Except as set forth in Schedule 7.13.11:
13.11.1	The execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, obligation to fund benefits or other change in benefits with respect to any Employee;

13.11.2	No payment or benefit which will or may be made by the Company, its ERISA Affiliates or Purchaser or any of its respective affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code;

13.11.3	With respect to any insurance policy which provides, or has provided, funding for benefits under any Company Employee Plan, (a) there is and will be no liability of the Surviving Entity, the Company, Purchaser or any of their respective subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of or immediately after the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (b) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and; to the Knowledge of the Company, no such proceedings with respect to any insurer are imminent.

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13.12	Employment Matters. Except as set forth in Schedule 7.13.12, the Group (i) is in compliance in all material respects with all Applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees and independent contractors; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any employment, withholding, payroll or other similar taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or threatened claims or actions against any Group Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an Employee, or with respect to any Employee leased from another employer.

13.13	Labor. No work stoppage or labor strike against the Company or an ERISA Affiliate is pending or threatened. No Group Company is involved in or, to the Knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to any Group Company. The Group has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. No Group Company is currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement or union contract is being negotiated by any Group Company. The Group has not incurred any material liability or material obligation under the Warn Act or any similar state or local law which remains unsatisfied. Schedule 7.13.13 includes a list of all Employees who have been terminated by any Group Company and who have not executed a release in favor of the Company or PNI for all claims in connection with such termination, and the general reason for termination, since 6 August 2004.

13.14	International Employee Plan. Except as set forth on Schedule 7.13.14, none of the Group Companies currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any employee benefit plan mandated by a government other than the United States or governed by the laws of any government other than the United States.

14.	Compliance with Laws. The Group has complied in all material respects with, and has not received any notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign (“Applicable Law”). In particular, the Group is in compliance with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products. The Group has not received any communication from any Government Authority or other person that alleges that it is or

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was not in compliance with any Applicable Law, nor is the Company aware of any reasonable basis for such claim. The Group has taken adequate and sufficient measures to ensure that its agents have complied with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products, and the Group is not aware of any violation by any of its current or former agents of such Applicable Laws.

15.	Warranties; Indemnities. There are no warranty or indemnity claims pending or threatened against any Group Company. All forms of Warranty Obligations of the Group are listed on Schedule 7.15, and true and correct copies thereof have been delivered to Purchaser prior to the execution of this Agreement. There have not been any deviations from the Warranty Obligations, and salespersons, Employees and agents of any Group are not authorized to undertake obligations to any customer or other person in excess of or materially different from such Warranty Obligations. For purposes of this Agreement, the term “Warranty Obligations” shall refer to all forms of written warranties, guarantees and written warranty policies of any Group Company in respect of any of the Company Products which are currently in effect.

16.	Software Development Agreements. No Group Company has materially violated, nor is it in material violation of, nor will this Agreement, any Transaction Document, the observance and performance of the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby cause any violation of, any terms or provisions of any agreement under which any Group Company has an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is any Group Company under any obligation to deliver source code or any confidential or proprietary information to any third party.

17.	Representations Complete. None of the representations or warranties made by the Seller or any of the Group Companies in this Agreement (taken together with any of the Exhibits or Schedules), and none of the statements of, by or regarding the Seller or any Group Company made in any Schedule, Exhibit or certificate furnished by the Seller or any Group Company pursuant to this Agreement or any Transaction Document contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein (to the extent such statements are of, by or regarding the Seller or any Group Company) not misleading.

18.	Insurance. All insurance policies of the Group are listed on Schedule 7.18. There is no claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of or obligors on such policies. All premiums due and payable under all such policies have been timely paid and the Group is otherwise in compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any of such policies, or that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.

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19.	Foreign Corrupt Practices Act. Neither the Company, nor to the Knowledge of the Company, any agent, employee or other person associated with or acting on behalf of the Company or PNI has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

20.	Complete Copies of Materials. The Group has delivered or made available copies of each document in its possession that has been requested by Purchaser in connection with Purchaser’s legal, accounting and business review of the Company.

21.	Board Approval. The Board of Directors of each of Seller and the Company (a) has approved this Agreement, the Loan Assignment Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby.

22.	Customers and Suppliers. No customer which individually accounted for more than US $100,000 of the Company’s consolidated gross revenues during the 12-month period preceding the date hereof, and no supplier of the Company or PNI has canceled or otherwise terminated, or made any written threat to the Company or PNI to cancel or otherwise terminate its relationship with the Company or PNI, or has decreased materially its services or supplies to the Company or PNI, in the case of any such supplier, or its usage of the services or products of the Company or PNI, in the case of such customer and, to the Knowledge of the Company, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or PNI or to decrease materially its services or supplies to the Company or PNI or its usage of the services or products of the Company or PNI, as the case may be. Neither the Company nor PNI has breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or PNI.

23.	Export Control Laws. The Company and PNI has conducted its export transactions at all times in strict compliance with applicable provisions of all export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, the Company represents and warrants that (a) the Company and PNI each has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States; (b) the Company and PNI is in compliance with the terms of all applicable export licenses or other approvals; (c) there are no pending or threatened, claims against the Company or PNI with respect to such export licenses or other approvals; (d) to the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or PNI’s export transactions that may give rise to any future claims; and (e) no consents or approvals for the transfer of export licenses by reason of the transactions contemplated under the Agreement are required, or such consents and approvals can be obtained expeditiously without material cost.

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24.	Banks and Brokerage Accounts. Schedule 7.24 sets forth: (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Group Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship; (b) true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Group Company having signatory power with respect thereto and the current balances in such accounts or safety deposit boxes; and (c) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by any Group Company, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

25.	Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” or other or similar anti-takeover statutes or regulations enacted or promulgated under federal, state or foreign law is applicable with respect to the Group in connection with the transaction contemplated by this Agreement or the Transaction Documents.

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Schedule 7A
REPRESENTATIONS AND WARRANTIES OF PURCHASER
The Purchaser represents, warrants and undertakes to the Seller as follows:

7A.1	Corporate Organization. Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Purchaser is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a material adverse effect on the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

7A.2	Due Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Purchaser, and no other corporate proceeding on the part of Purchaser is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

7A.3	No Conflict. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any Applicable Law, the certificate of incorporation, bylaws, as amended, or other organizational documents of Purchaser, or any agreement, indenture or other instrument to which Purchaser is a party or by which Purchaser may be bound, or of any order, judgment or decree applicable to Purchaser, or terminate or result in the termination of any such agreement, indenture or instrument, except to the extent that the occurrence of the foregoing would not have a material adverse effect on the ability of Purchaser to enter into and perform their respective obligations under this Agreement.

7A.4	Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Purchaser, investigations, pending before or by any Governmental Authority or, to the knowledge of Purchaser, threatened, against Purchaser which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Purchaser which could reasonably be expected to have a material adverse effect on the ability of Purchaser to enter into and perform their respective obligations under this Agreement.

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7A.5	Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Seller and each of the Group Companies contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Purchaser with respect to Purchaser’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

7A.6	Financial Ability. Purchaser has cash on hand and/or undrawn amounts under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Consideration at Closing.

7A.7	Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Purchaser or any of its Affiliates.

7A.8	Acquisition of Sale Shares for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in this Agreement. Purchaser confirms that Seller and the Company has made available to Purchaser and Purchaser’s agents the opportunity to ask questions of the officers and management employees of the Group as well as access to the documents, information and records of the Group and to acquire additional information about the business and financial condition of the Group, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Group and their respective properties, assets, business, financial condition, documents, information and records. Purchaser is acquiring the Sale Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Sale Shares. Purchaser understands and agrees that the Sale Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

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